Exhibit 10.2

Performance Criteria for 2009-2011 under the Company's Long-Term Incentive Plan

For the 2009-2011 cycle of the Company’s Long-Term Incentive Plan, the corporate financial performance objectives, which the Compensation Committee of the Company's Board of Directors approved on March 9, 2009, relate to (i) improvements in the Company’s earnings per share and (ii) total shareholder return relative to the S&P 500.